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                                                                   Exhibit 10.2

                                 FIRST AMENDMENT

                                       TO

                            2000 STOCK INCENTIVE PLAN

                                       OF

                             MTR GAMING GROUP, INC.


     Pursuant to the authority granted to the Board of Directors (the "Board") of MTR Gaming Group, Inc. (the "Company") by Section 11 of the Company's 2000 Stock Incentive Plan (the "Plan"), adopted by the Board on March 13, 2000, the Plan is amended as set forth herein. Capitalized terms shall have the same meaning set forth in the Plan. This Amendment shall be effective as of August 23, 2000 with respect to grants or awards made after such effective date.

     A.   The following shall be added to Paragraph 3 of the Plan:

                    Notwithstanding any provision in the Plan to the contrary, an Award granted to a consultant or director who is not an employee of Company shall be based upon a formula or other criteria established by the Committee at least ninety (90) days prior to the grant of such Award.

     B.   The following shall be added to Paragraph 4(b) of the Plan:

                    Notwithstanding any provision in this Plan to the contrary, the exercise price per share of a NQSO shall not be less than the Fair Market Value of a share of Common Stock on the date that the NQSO was granted or, if the NQSO was repriced pursuant to Paragraph 4(f), the date that the NQSO was repriced.

     C.   The following shall be added as Paragraph 4(f):

                    (f) REPRICING. In the event that the Committee determines that it would be in the best interest of the Company and consistent with the purposes of the Plan, the Committee may reduce the exercise price of previously granted ISOs and/or NQSOs; PROVIDED, HOWEVER, that such repricing by the Committee pursuant to this Paragraph 4(f) shall be limited to not more than ten percent (10%) of the number of options then outstanding under the Plan. Because the modification of an ISO is treated by Section 425(h) of the Code as the grant of a new option, the repricing of an ISO

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                         pursuant to this Paragraph 4(f) shall be treated as
                         the grant of a new option for purposes of applying the limitations set forth in this Paragraph 4.

     D.   The following shall be added to Paragraph 5:

                    Contracts with respect to the grant of shares of Common Stock shall require that the Award holder agree not to transfer the Common Stock for (a) one year following the grant in the case of Awards based on performance and (b) three years following the grant in the case of Awards based on the passage of time. The Contracts may provide for the waiver of this restriction in the event of death, disability, retirement, change of control or other similar circumstances specified by the Committee.

     E.   The following shall be added to Paragraph 11:

                    Notwithstanding any Provision in this Paragraph 11 to the contrary, material amendments (E.G., those that enlarge the term of the Plan, increase the number of shares to be reserved for or granted under the Plan, or expand the types of grants that may be made under the Plan) to the Plan shall require approval by a majority of the votes present in person or by proxy and entitled to vote thereon at a duly held meeting of the Company's stockholders at which a quorum is present.


     F.   No other amendments of or changes to the Plan are intended hereby.